UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2012

TARGACEPT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51173	56-2020050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East First Street, Suite 300 Winston-Salem, North Carolina		27101
(Address of principal executive offices)		(Zip Code)

(336) 480–2100

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On May 31, 2012, by mutual agreement with Targacept’s Board of Directors, J. Donald deBethizy, Ph.D. stepped down from his position as President and Chief Executive Officer of Targacept. On June 4, 2012, Dr. deBethizy resigned from Targacept’s Board of Directors. Dr. deBethizy did not communicate to Targacept any disagreement on any matter relating to Targacept’s operations, policies or practices.

(c) On May 31, 2012, Targacept’s Board of Directors created an Office of the Chairman to assume the responsibilities of Dr. deBethizy, pending the search for a new chief executive officer. The members of the Office of the Chairman are:

•	Mark Skaletsky, Chairman of Targacept’s Board of Directors;

•	Jeffrey P. Brennan, Targacept’s Senior Vice President, Business and Commercial Development and Chief Business Officer;

•	Alan A. Musso, C.P.A., C.M.A., Targacept’s Senior Vice President, Finance and Administration, Chief Financial Officer and Treasurer; and

•	Peter A. Zorn, Esq., Targacept’s Senior Vice President, Legal Affairs, General Counsel and Secretary.

The compensation to be paid to Mr. Skaletsky for his new role is under consideration by Targacept’s Board of Directors and will be the subject of a Current Report on Form 8-K when determined. The existing compensation arrangements for the other members of the Office of the Chairman are at this time unchanged.

Biographical information for each of these members, including age, term of office with Targacept, experience and directorships, is included in Targacept’s definitive proxy statement filed with the Securities and Exchange Commission on April 20, 2012.

(e) As previously reported, on April 24, 2012, Geoffrey C. Dunbar, M.D., Targacept’s Senior Vice President, Clinical Development and Regulatory Affairs and Chief Medical Officer, notified Targacept’s President and Chief Executive Officer of his intention to retire, effective May 31, 2012.

In connection with Dr. Dunbar’s retirement, Targacept entered into a Transition Services Agreement with Dr. Dunbar on June 5, 2012 (the “Agreement”). The Agreement will become effective later in June 2012, if not earlier revoked by Dr. Dunbar in accordance with the terms of the Agreement before the end of a statutory revocation period.

Pursuant to the terms and conditions of the Agreement, Targacept has agreed to engage Dr. Dunbar as an independent contractor to provide Targacept with transition services as requested from time to time by Targacept for a period ending on May 31, 2013 (the “Transition Period”), subject to limitations set forth in the Agreement. In exchange for Dr. Dunbar’s agreement to provide the transition services and other covenants set forth in the Agreement, as well as a customary release and waiver, Dr. Dunbar will receive the following:

•	$29,617 per month during the Transition Period;

•	six months of accelerated vesting of unvested stock options (May 31, 2012 – November 30, 2012);

•	continuation of the health and life insurance benefits coverage provided to him as of May 31, 2012 through the Transition Period; and

•	up to $10,000 in outplacement counseling services, if incurred by him and paid by Targacept within specified time periods.

The Transition Period may be terminated by Targacept at any time prior to May 31, 2013 upon the occurrence of events set forth in the Agreement and by Dr. Dunbar for any reason after September 30, 2012.

The foregoing is a summary description of the terms and conditions of the Agreement and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

In addition, the Compensation Committee of Targacept’s Board of Directors approved the extension of the period for Dr. Dunbar to exercise vested options to purchase an aggregate of 162,994 of shares of Targacept’s common stock until, with respect to each such stock option, the earlier of its original expiration date or August 29, 2017.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 31, 2012, Targacept held its 2012 annual meeting of stockholders. At the meeting, the stockholders of Targacept: (1) elected G. Steven Burrill, Errol B. De Souza, Ph.D. and Mark Skaletsky to Targacept’s Board of Directors as Class III directors for a term to expire at the 2015 annual meeting of stockholders, with each such director to hold office until his successor is duly elected and qualified or until his earlier death, retirement, resignation or removal (“Election of Directors”); (2) approved, on an advisory basis, the compensation of Targacept’s named executive officers as disclosed in the proxy statement for the meeting (“Advisory Vote on Executive Compensation”); and (3) ratified the appointment of Ernst & Young LLP as Targacept’s independent registered public accounting firm for the fiscal year ending December 31, 2012 (“Ratification of Auditor”). A more complete description of each of these matters is set forth in Targacept’s definitive proxy statement filed with the Securities and Exchange Commission on April 20, 2012.

The number of votes cast by the stockholders in favor, against or withheld and, where applicable, the number of abstentions and the number of broker non-votes on each of the foregoing matters are set forth below.

1. Election of Directors

Nominee	Shares Voted For	Shares Voted to Withhold Authority

G. Steven Burrill	20,336,953	320,169

Errol B. De Souza, Ph.D.	20,087,002	570,120

Mark Skaletsky	18,494,082	2,163,040

There were 8,165,329 broker non-votes with respect to this matter.

2. Advisory Vote on Executive Compensation

Shares Voted For	Shares Voted Against	Shares Abstaining	Broker Non-Votes

14,066,488	6,577,592	13,042	8,165,329

3. Ratification of Auditor

Shares Voted For	Shares Voted Against	Shares Abstaining

28,549,799	272,232	420

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Transition Services Agreement, dated June 5, 2012, by and between Targacept, Inc. and Geoffrey C. Dunbar.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGACEPT, INC.

Date: June 6, 2012	/s/ Peter A. Zorn
Peter A. Zorn
Senior Vice President, Legal Affairs, General Counsel, Secretary and Member, Office of the Chairman

EXHIBIT INDEX

Exhibit Number	Description

10.1	Transition Services Agreement, dated June 5, 2012, by and between Targacept, Inc. and Geoffrey C. Dunbar.